Exhibit 23.1





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
Giant Motorsports, Inc.


We hereby consent to the use in the prospectus constituting part of the Registration Statement on Form S-1 of our report dated March 28, 2005, except for Notes M and O, dated December 13, 2005, on the financial statements of Giant Motorsports, Inc. as of December 31, 2004, 2003 and 2002 and for the years then ended which appear in such prospectus.

We also consent to the reference to our Firm under the caption "Experts" in such prospectus.






/s/ Bagell, Josephs, Levine & Company, LLC

Bagell, Josephs, Levine & Company, LLC
Gibbsboro, New Jersey

February 9, 2006